Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 7, 2020 (the “Agreement Date”), by and between Frontier Communications Corporation, a Delaware corporation (the “Company”), and Nick Jeffery (the “Executive”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 23.

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions for the Executive’s employment with the Company as President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term.

(a) The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of the date on which Executive commences employment with the Company (the “Start Date”), which will be mutually agreed by the Company and the Executive, but shall in no event be later than the 120th day following the Agreement Date (except as may otherwise be agreed to by the Company in writing), (it being understood that, if necessary for visa/permit/approval or COVID-related reasons, the Company will permit the Executive to commence employment prior to his permanent relocation), and ending when the Executive’s employment hereunder terminates in accordance with Section 5.  The period of time between the Start Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.” Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company and all of its subsidiaries, unless otherwise agreed to by the parties in writing.

(b) Following the Agreement Date, the Executive shall take (or make all commercially reasonable efforts to take) all necessary steps to commence employment with the Company and relocate to the United States (but with due regard for COVID-related travel restrictions imposed by any applicable governmental agency), including all necessary steps within the Executive’s control to obtain all permits/visas/approvals that are required for Executive to live and work in the United States in accordance with U.S. immigration laws (including cooperating with the Company to obtain such permits/visas/approvals), in each case, as soon as reasonably practicable following the Agreement Date.  The Executive’s failure to take such steps (or, as applicable, failing to make commercially reasonable efforts to take such steps) shall be deemed to be a material breach of this Agreement by the Executive; provided that the Company has cooperated in good faith with the Executive to obtain all necessary permits/visas/approvals (to the extent such permits/visas/approvals require such cooperation).

(c) Notwithstanding anything herein to the contrary, but subject to the terms and conditions set forth in Section 1(a) above, if the Executive fails to commence employment with the Company on or before the 120th day following the Agreement Date (or such later date as

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may be agreed to by the Company in writing), then this Agreement shall be void ab initio and the Company shall have no obligation to the Executive hereunder.
2. Position and Duties.

(a) During the Term, the Executive shall serve as President and Chief Executive Officer of the Company.  The Executive shall report to the full Board of Directors (the “Board”) and to John Stratton, the Company’s Executive Chairman, in the latter case, for so long as he is serving in such capacity or a similar capacity (the “Executive Chairman”).  In his capacity as President and Chief Executive Officer, the Executive shall have the duties, authorities and responsibilities set forth on Exhibit A, and such other duties, authorities and responsibilities as are commensurate with the duties, authorities and responsibilities of persons serving in a similar capacity in similarly sized companies with comparable executive leadership structures (i.e., are led by both a chief executive officer and an executive chair) or that the Board and/or the Executive Chairman may designate from time to time that are consistent with the Executive’s position.  For the avoidance of doubt, nothing herein shall limit the Executive’s authority or discretion to act in accordance with his fiduciary duties or any other legal, regulatory or stock-exchange requirements applicable to any person serving in the role of president, chief executive officer or principal executive officer.

(b) The Executive shall devote substantially all of the Executive’s business time and efforts to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company.  In connection with the foregoing, the Executive will resign from all other boards of directors on which he serves as of the Start Date; provided that the Executive shall be entitled to: (i) continue to serve on the board of directors of Dialog Semiconductor PLC, except that Executive hereby agrees to resign from such position in the event that such service in any way results in a conflict of interest with respect to his role with the Company or materially interferes with the performance of the Executive’s duties and responsibilities hereunder, and (ii) serve on civic, charitable, educational, religious, public interest or public service boards and manage the Executive’s personal and family investments to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder.  For the avoidance of doubt, during his employment, the Executive shall not be permitted to serve on any for-profit boards of directors (other than those specified in the preceding subsection (i)) without the prior written consent of the Board.

(c) The Executive shall be nominated as a member of the Board, and the Company shall continue to nominate the Executive for re-election as a member of the Board at all times during the Term; provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

3. Compensation and Benefits following the Start Date.

(a) Base Salary.  During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $1,300,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than bi-monthly.  The Executive’s base salary shall be subject to annual review by the Board or the

Compensation Committee of the Board (the “Committee”), and may be increased, but not decreased, from time to time by the Board or the Committee.    The base salary as determined herein and increased (if applicable) from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Annual Bonus.  With respect to each calendar year during the Term, the Executive will be eligible to earn a bonus with a target annual bonus opportunity equal to 200% of Base Salary (“Target Annual Bonus”) (with a maximum annual bonus opportunity equal to 250% of Base Salary) with the amount earned to be based on achievement of the financial or individual performance goals and factors as determined by the Board or the Committee, after consultation with the Executive, that are generally consistent with the program for other senior executives of the Company (the “Annual Bonus”).  The Board or the Committee will establish a threshold Annual Bonus opportunity equal to a percentage of the Executive’s Base Salary (which will correspond to the “threshold” performance level established for the applicable year), which opportunity will be generally consistent with the threshold Annual Bonus opportunity established for other senior executives of the Company for the applicable year.  Notwithstanding the foregoing, any Annual Bonus with respect to the calendar year in which the Start Date occurs will be pro-rated to reflect the number of days remaining in such calendar year following the Start Date; provided that if the Executive commences employment with the Company prior to March 31, 2021 no such pro-ration shall apply with respect to any 2021 Annual Bonus.    Any Annual Bonus shall be payable at the same time or time(s) that annual bonuses are paid to senior executives of the Company generally, but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates.

(c) Sign-On Bonus.  Promptly (and in any event within ten days) following the Start Date (or, if later, within ten days following the date on which the Executive permanently relocates to the United States following the Start Date, provided that in all events (but subject to the occurrence of the Start Date), the payment will be made by the end of 2021), the Company shall pay the Executive a cash sign-on bonus of $3,750,000 (the “Sign-On Bonus”).  If the Executive’s employment with the Company is terminated prior to the first anniversary of the Start Date by the Company for Cause or by the Executive without Good Reason, then the Executive shall promptly (and in any event, within 20 business days following such termination) repay the After-Tax Value to the Company. For the avoidance of doubt, if the Executive’s employment with the Company is terminated for any other reason, the Executive shall not be obligated to repay any portion of the Sign-on Bonus.

(d) Long-Term Incentive Compensation.

(i)  During the Term, the Executive will be a participant in the reorganized Company’s post-emergence management incentive plan (the “MIP”),  and will receive an annual long-term award having a target value equal to not less than $5 million (each, an “Equity Grant”).   The Equity Grant to be made in respect of the Executive’s first year of employment with the Company is referred to herein as the “Initial Equity Grant”.  The number of RSUs and PSUs granted to the Executive will be determined by dividing the target value of the Equity Grant by the fair market value (as determined by the post-emergence Board of Directors reasonably and in good faith, taking into account the public trading price of shares, if applicable) of an underlying share of common stock on the date of grant (and assuming for this purpose that PSUs will be earned at 100% of “target” value).  With respect to any annual Equity Grant made during the first three years of the Term, 2/3rd of such Equity Grant will be performance-based (the “PSUs”) and 1/3rd of such Equity Grant will be time-based (the “RSUs”).  With respect to any PSUs granted during the first three years of the Term, such PSUs will have a three-year performance period and will be structured such that the Executive will be eligible to earn 100% of the target value upon “target” level achievement of the applicable performance goals, 200% of the target value upon “maximum” level achievement of the applicable performance goals, and 300% of the target value at “stretch maximum” level achievement of the applicable performance goals.  The Company has previously provided to the Executive an illustrative model of various payout levels under the MIP based on the assumptions set forth therein.  The performance goals will be determined by the post-emergence Board of Directors, after consultation with the Executive, and will be generally consistent with the goals established for other senior executives of the reorganized Company who receive similar awards under the MIP.  RSUs granted during the first three years of the Term will vest in equal annual installments over a three-year period beginning on the Start Date (for the initial RSU grant) and each applicable anniversary thereof (for subsequent RSU grants made during the first three years of the Term), in each case, subject to the other terms and conditions set forth in the MIP and the applicable award agreement. The PSUs will be eligible to vest based on performance over a three-year period, subject to the other terms and conditions set forth in the MIP and the applicable award agreement.

(ii) The following terms will apply with respect to the Equity Grants and any other long-term incentive awards granted to the Executive from time to time:

(1)  in the event of a Change in Control, the MIP and/or the applicable award agreement(s) governing the Executive’s Equity Grants will provide for treatment upon such Change in Control that is consistent with prevailing market practices as determined by the post-emergence Board or post-emergence Committee reasonably and in good faith following consultation with the Executive.

(2)  if the Executive becomes subject to any stock ownership guidelines implemented by the Company, such ownership guidelines will provide for no less than five years following the Start Date for Executive to reach compliance with such guidelines (without penalty or interim obligations prior to such compliance deadline).

(3)  the Executive may elect to satisfy his applicable tax liability with respect to equity-based awards under the MIP (calculated at up to the statutory maximum rate, if so elected by the Executive) through net settlement (taking into account any liquidity concerns raised by the Company’s board of directors at the time of settlement) or pursuant to a broker- assisted “sell-to-cover” transaction that is either outside of an applicable blackout window under the Company’s insider trading policy (if applicable) or pursuant to a pre- approved 10b5-1 trading plan).

(e) Benefit Plans.  During the Term, the Executive shall be entitled to participate in any employee benefit plans and programs that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives (or employees generally, if senior executives are eligible to participate in such plan).  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(f)    Paid Time Off. During the Term, the Executive shall be entitled to four weeks of paid time off per calendar year (prorated for any partial years of employment), in accordance with the Company’s policy on accrual and use as in effect from time to time. Paid time off may be taken at such times and intervals as the Executive reasonably determines, subject to the Company’s business needs.

(g)    Business Expenses.  During the Term, the Executive will be authorized to incur reasonable business expenses in carrying out the Executive’s duties and responsibilities to the Company.  The Executive shall be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.  In connection with the Executive’s relocation to the U.S., the Company will provide the Executive with an allowance for temporary housing and relocation, in an aggregate amount not to exceed $100,000, with any reimbursement for such amounts to be made in accordance with the Company’s expense reimbursement policy in effect from time to time and made available to the Executive.

(h)    Legal fees.  The Company will cover any attorneys’ fees incurred by Executive in connection with the negotiation and preparation of this Agreement and any related agreements, in an amount not to exceed $50,000, payable within fifteen (15) days of the Executive submitting reasonable documentation of such fees.

4.Termination of Agreement Prior to the Start Date.    Following the execution of this Agreement, if the Company fails to appoint the Executive to President and Chief Executive Officer or the Company otherwise fails to start Executive’s employment with the Company (in each case, other than as a result of Executive’s repudiation of this Agreement, his death or Disability, or as a result of Executive engaging in any activity that constitutes Cause (as defined herein)) (the date any such failure becomes final as determined by the Board in good faith being the deemed “Termination Date” for purposes of this Agreement), then the Company will pay to the Executive, in full satisfaction of any other payments and benefits contemplated under this Agreement, (i) reimbursement for any unreimbursed business expenses incurred by the Executive at the request of the Company or as otherwise mutually agreed with the Company, payable in accordance with Section 3(g), and (ii) subject to Section 5(g), an amount equal to $7,800,000 (the amount set forth in subsection (ii), the “Company Breach Payment”).  The Company Breach Payment will be paid in accordance with the payment schedule set forth in Section 5(d)(ii), except for purposes therein, references to the “Termination Date” shall be deemed to refer to the deemed “Termination Date” described above.  The Company’s obligation to pay the Company Breach Payment under this Section 4 is contingent upon (i) subject to the terms and conditions in Section 1(a) above, the Executive being able to commence employment with the Company on or before the 120th day following the Agreement Date (or such later date as may be agreed to by the Company in writing), and (ii) the Executive taking (or making all commercially reasonable efforts to take) all necessary steps to commence employment with the Company and relocate to the United States (but with due regard for COVID-related travel restrictions imposed by any applicable governmental agency), including all necessary steps within the Executive’s control to obtain all permits/visas/approvals that are required for Executive to live and work in the United States in accordance with U.S. immigration laws (including cooperating with the Company to obtain such permits/visas/approvals), in each case, as soon as reasonably practicable following the Agreement Date prior to the deemed “Termination Date”.  The Executive’s failure to take such steps (or, as applicable, failing to make commercially reasonable efforts to take such steps prior to the deemed “Termination Date”) will be deemed to be a repudiation by the Executive for purposes of this Section 4.

5.Termination of Employment; Severance following Start Date.

(a)  General.  The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by the Executive with or without Good Reason (the date of such termination, the “Termination Date”).

(b)  Termination Due to the Executive’s Death or Disability.  The Executive’s employment and the Term shall terminate automatically upon the Executive’s death.  The Company may terminate the Executive’s employment and the Term immediately upon the occurrence of the Executive’s Disability, with such termination to be effective upon the Executive’s receipt of written notice of such termination.  Upon a termination of the Executive’s employment and the Term due to the Executive’s death or Disability, in each case during the Term, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i)  payment of any earned but unpaid Base Salary and any accrued but unused paid time off (if any), in each case, through the Termination Date, to be paid no later than 60 days following the Termination Date (or such earlier date as may be required by applicable law);

(ii)  reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(g);

(iii)  all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith;

(iv) any accrued but unpaid Annual Bonus due with respect to any calendar year preceding the calendar year in which the Termination Date occurs, which amount shall be paid in accordance with Section 3(b), to be paid by the deadline set forth in the last sentence of Section 3(b) (collectively, clauses (i) through (iv), the “Accrued Benefits”);

(v)  the Sign-On Bonus (if not previously paid) (to be paid within 10 days following the Termination Date); and

(vi)  a pro rata portion of any Annual Bonus payable in respect of the calendar year in which the Termination Date occurs, determined by multiplying (A) the actual amount of such Annual Bonus that the Executive would have received had the Executive’s employment not so terminated (disregarding any individual performance factors and proportionately increasing the weighting of any Company performance metrics, if applicable), by (B) a fraction, the numerator of which is the number of days during the applicable calendar year that the Executive was employed with the Company, and the denominator of which is the total number of calendar days during the applicable calendar year, which pro rata portion shall be paid at the time annual bonuses are paid to senior executives of the Company generally for such calendar year, as set forth in Section 3(b) (the “Pro Rata Annual Bonus”).

Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 5(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)  Termination by the Company for Cause.  The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination.  If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Benefits (but excluding any amount provided for under Section 5(b)(iv)).  Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 5(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)  Termination by the Company without Cause; Termination by the Executive for Good Reason.  The Company may terminate the Executive’s employment without Cause with 30 days’ prior written notice, effective upon the date specified in such notice.  The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below.  In the event that during the Term the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), or by the Executive for Good Reason  (each, a “Qualifying Termination”), in each case, following the Start Date, and, in each case, subject to Section 5(g) (other than with respect to any Accrued Benefits, which are not subject to Section 5(g)), the Executive shall be entitled to:

(i)  the Accrued Benefits and, to the extent not previously paid, the Sign-On Bonus (to be paid within 10 days following the Termination Date);

(ii)  an amount in cash equal to two-times the sum of (i) the Executive’s Base Salary (without giving effect to any reduction or series of reductions giving rise to Good Reason) plus (ii) Target Annual Bonus (without giving effect to any reduction or series of reductions giving rise to Good Reason), payable in substantially equal monthly installments over the 24-month period following the Termination Date; provided,  however, that the first such payment shall not be made until the first payroll date following the date on which the Release (as defined below) becomes non-revocable pursuant to Section 5(g) and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment; and provided,  further, that if the period that the Executive has to consider and revoke the Release pursuant to Section 5(g) commences in one calendar year and ends in a subsequent calendar year, then the first such payment shall not be made until the second calendar year;

(iii)  the Pro Rata Annual Bonus;

(iv)  unless a more favorable treatment is provided for by the post-emergence Board of Directors, (x) all RSUs and other time-based long-term incentive awards that would have become vested in the ordinary course had the Executive remained employed by the Company for 12 months after the Termination Date shall become fully vested as of the date on which the Release (as defined below) becomes effective, with the shares, cash or other property that become so vested to be delivered not later than sixty (60) days after the applicable Termination Date and (y) all PSUs and other performance-based long-term incentive awards shall remain outstanding for 12 months after the Termination Date and shall vest if they would have vested during that period had the Executive remained employed by the Company as of the applicable vesting date, which shares, cash or other property underlying the portion that becomes so vested to be delivered not later than sixty (60) days after the applicable vesting date (collectively, the treatment described in this Section 5(d)(iv), the “Equity Extension”); and

(v)  subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law) that covers the Executive (and the Executive’s eligible dependents) for a period of 18 months following the Termination Date at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided,  further, that the Company may modify the continuation coverage contemplated by this Section 5(d)(v) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), provided that (if doing so would not result in such an excise tax), the Executive will be provided with a lump sum cash benefit on the same payment schedule should such benefit be reduced as a result of this proviso; and provided,  further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 5(d)(v) shall immediately cease (the payments described in clauses (ii) through (v), collectively, the “Severance Benefits”).

Payments and benefits provided in this Section 5(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.  Following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, except as set forth in this Section 5(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt,  if the Executive’s employment terminates pursuant to this Section 5(d), the Executive will not be entitled to receive the Company Breach Payment.

(e)  Termination by the Company without Cause; Termination by the Executive for Good Reason during the CIC Protection Period.  The Company may terminate the Executive’s employment without Cause with 30 days’ prior written notice, effective upon the date specified in such notice.  The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below.  In the event that during the Term the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), by the Executive for Good Reason, in each such case, during the CIC Protection Period (as defined below) (each, a “CIC Qualifying Termination”), and, in each case, subject to Section 5(g) (other than with respect to any Accrued Benefits, which are not subject to Section 5(g)), after applying Section 3(d)(ii)(1) to the extent applicable, the Executive shall be entitled to all payments and benefits to which he would otherwise be entitled under Section 5(d) above at the time specified in Section 5(d) above, except that (i) if the CIC Qualifying Termination occurs within 24 months after a Change in Control that is a “change in control event” as defined in Section 409A of the Internal Revenue Code, the amounts described in Section 5(d)(ii) shall be payable in a lump sum within 60 days following the Termination Date and (ii) to the extent it would result in payments or benefits in excess of those provided as a result of the Equity Extension, such termination will be deemed to have occurred within 24 months following the applicable Change in Control for purposes of vesting the Executive’s equity-based awards that were outstanding as of the date of the CIC Qualifying Termination.

The “CIC Protection Period” means the period beginning six months prior to a Change in Control and ending 24 months after a Change in Control.

Payments and benefits provided in this Section 5(e) (including by reference to Section 5(d)) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.  Following the termination of the Executive’s employment by the Company without Cause (other than death or Disability) or by the Executive for Good Reason, in each case, during the CIC Protection Period, except as set forth in this Section 5(e) (and after applying Section 3(d)(ii)(1)), the Executive will not be entitled to any other compensation and benefits.  For the avoidance of doubt, if the Executive’s employment terminates pursuant to this Section 5(e), the Executive will not be entitled to receive the Company Breach Payment and there will be no duplication of benefits with respect to amounts set forth in Section 5(d).

(f)    Termination by the Executive without Good Reason;  The Executive may terminate the Executive’s employment without Good Reason  by providing 30 days’ prior written notice to the Company.  The Company may, in its sole discretion, make the Termination Date effective earlier than specified in any notice date, so long as, during any waived portion of the notice period, the Company continues to (i) pay to the Executive the Base Salary and (ii) provide to the Executive the existing benefits in accordance with the terms of the applicable plans.  Upon the Executive’s voluntary termination of employment pursuant to this Section 5(f), the Executive shall be entitled only to the Accrued Benefits.  Following any such termination of the Executive’s employment, except as set forth in this Section 5(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)  Release of Claims; Continued Compliance.  Notwithstanding any provision herein to the contrary, the payment and provision of the Severance Benefits pursuant to Section 5(d) or (e), or the Company Breach Payment pursuant to Section 4 (in each case, other than the Accrued Benefits) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of a general release of claims in the form attached as Exhibit B (other than any changes thereto attributable to changes in applicable law) (the “Release”) (and the expiration of any revocation period contained in such Release) within 52 days following the termination date.  If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such 52-day period, or timely revokes the Executive’s such release following its execution, the Executive shall not be entitled to any of the Severance Benefits or the Company Breach Payment,  as applicable.  During such time that the Executive is receiving Severance Benefits pursuant to Section 5(d) or (e) or has received the Company Breach Payment pursuant to Section 4, if the Executive materially breaches any restrictive covenant set forth in Section 6 (and such breach is not cured, to the extent susceptible of cure (as determined in the Board’s good faith discretion), within 30 days following the Company’s written notice thereof to the Executive), the Executive’s right to receive or retain the Severance Benefits or the Company Breach Payment  shall immediately cease and be forfeited.

(h)  No Offset.  In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or any other member of the Company Group may have against the Executive for any reason.

6.Restrictive Covenants.   The Company and the Executive acknowledge and agree that during the Executive’s employment/service with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company Group.  The Executive further acknowledges that (i) the Executive will perform services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group; (ii) the Executive will have access to Confidential Information that, if disclosed, would unfairly and inappropriately assist in competition against the Company Group; (iii) in the course of the Executive’s employment by, or other service with, a competitor, the Executive could use or disclose such Confidential Information; (iv) members of the Company Group have substantial relationships with their customers, and the Executive will have access to these customers; (v) the Executive will receive specialized training from the Company and other members of the Company Group; and (vi) the Executive will generate goodwill for the Company and other members of the Company Group in the course of the Executive’s employment/service.  Accordingly, the Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company Group against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company Group:

(a)  Confidentiality.  At all times during the Executive’s service with the Company and thereafter, the Executive will not, directly or indirectly, use, make available, sell, copy, disseminate, transfer, communicate or otherwise disclose any Confidential Information, other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive.  Anything herein to the contrary notwithstanding, the provisions of this Section 6(a) shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)  Materials.  The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company.  The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any other member of the Company Group at any time promptly following the request of the Company.  The Executive agrees to identify and return to the Company (or destroy) any copies of any Confidential Information after the Executive ceases to be employed by the Company.  Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent the Executive from retaining a laptop (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and contact lists, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(c)  Noncompetition; Nonsolicitation.

(i)  During the Restricted Period, the Executive shall not, directly or indirectly, associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided,  however, that the Executive may (A) own, as a passive investor, securities of any such entity that has outstanding publicly traded securities, so long as the Executive’s direct or indirect holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity, and (B) provide services to a portfolio company of a financial sponsor that does not constitute a Competitive Enterprise, irrespective of whether such financial sponsor owns other portfolio companies that do constitute Competitive Enterprises, so long as the Executive does not engage in or assist in the activities of any such portfolio company that is a Competitive Enterprise.  The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company Group, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force, and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.   Notwithstanding anything herein to the contrary, in the event that the Executive becomes entitled to the Company Breach Payment under Section 4 of this Agreement, the restrictions set forth in this Section 6(c)(i) shall not apply.

(ii)  During the Restricted Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed or engaged by any member of the Company Group (or who was so employed or engaged within 12 months immediately preceding the Termination Date) to terminate or refrain from continuing such employment or engagement or to become employed by or enter into contractual relations with any other individual or entity other than a member of the Company Group, and the Executive shall not hire, directly or indirectly, on the Executive’s behalf or on behalf of any other person, as an employee, consultant or otherwise, any such person; provided,  however, that the Executive will not be in breach of this Section 6(c)(ii) for (A) general solicitations not targeted at employees engaged with the Company Group and (B) responding to an unsolicited request to serve as a business reference for a former employee of the Company Group to the extent the Executive does not encourage the former employee to become employed by a person or entity that employs the Executive or with which the Executive is otherwise associated.

(d)  Mutual Nondisparagement.  The Executive agrees not to, at any time, disparage any member of the Company Group or any officer,  director, or significant stakeholder of any member of the Company Group, other than in the good faith performance of the Executive’s duties to the Company while the Executive is providing services to the Company.  Following the Executive’s termination of employment, the Company shall not make any public statement disparaging the Executive and shall instruct the members of the Board and officers of the Company as of the Termination Date to refrain from disparaging the Executive.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)  Inventions.

(i)  The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company, or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, in any such case, during the Term shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the

Executive will surrender them promptly following the termination of the Term, or promptly following the Company’s earlier written request.  The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company.  The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii)  In addition, the Inventions will be deemed “works made for hire,” as such term is defined under the copyright laws of the United States (“Work for Hire”), on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)  18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)  Conflicting Obligations and Rights.  The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf.  The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.  Prior to the Start Date, the Executive shall confirm in writing that he is no longer subject to any contractual or other obligations relating to his previous employment that would prevent, limit or impair his ability to commence employment with the Company.

(g)  Reasonableness of Restrictive Covenants.  In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6.  The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the other members of the Company Group and their Confidential Information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and the other members of the Company Group, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6.  It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to any other member of the Company Group under this Agreement, including without limitation pursuant to this Section 6.

(h)  Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)  Enforcement; Tolling.  The Executive acknowledges that in the event of any breach or threatened breach of this Section 6, the business interests of the Company and the other members of the Company Group will be irreparably injured, the full extent of the damages to the Company and the other members of the Company Group will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the other members of the Company Group, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.  The Executive understands that the Board may, in its discretion, waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement.  The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.  In the event of any violation of the provisions of Section 6(c), the Executive acknowledges and agrees that the Restricted Period shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Restricted Period shall be tolled during any period of such violation.

7.Cooperation.  Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and for a period of 24 months thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment or service with the Company, and will, subject to his reasonable availability in light of other business and personal matters, provide reasonable assistance to the Company, other members of the Company Group and their respective representatives, in defense of any claims that may be made against the Company or any other member of the Company Group, and will assist the Company and other members of the Company Group in the prosecution of any claims that may be made by the Company or any other member of the Company Group, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”).  During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 7.  The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments.  In addition, following the Executive’s termination of employment, to the extent the Executive is not receiving any severance payments, the Executive shall be compensated for the time spent for such cooperation at an hourly rate based on no less than the Executive’s Base Salary at the rate in effect as of the Termination Date.

8.Indemnification.  During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and legal expenses) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, and to promptly advance to the Executive or the Executive’s heirs or representatives such fees and expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company.  During the Term and at all times thereafter during which the Executive may be subject to claims in respect of his service to the Company Group, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other directors and executive officers.  If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense.  To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense.  This Section 8 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.  In addition, effective as of the Start Date, the Company and the Executive will enter into an indemnification agreement in the form attached as Exhibit C.

9.Whistleblower Protection; Protected Activity.

(a)  Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

(b)  The Executive hereby acknowledges and agrees that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and the National Labor

Relations Board (the “Government Agencies”), or (ii) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of the Board at any time.  The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company.  Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies.  The Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

10.Notices.  All notices, demands, requests or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:

(i) If to the Company:

Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attention: Board of Directors

(ii) If to the Executive:

Address and personal email address last shown on the Company’s books and records

With a copy, not constituting notice to:

Moulton | Moore | Stella LLP

Frank Gehry Building

2431 Main Street, Suite C

Santa Monica, CA 90405

Attention:   Adam Stella

Email:    adam@moultonmoore.com

Each party may designate by notice in writing a new address or email address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.Severability.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.  If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

12.Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 6 through 22 shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement subject to the terms and conditions set forth herein.

13.No Assignments.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation.  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

15.Amendments; Modifications; Waivers.  No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board.  For purposes of this Section 15, a “writing” shall not include facsimile or e-mail.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.

16.Section Headings; Inconsistency.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control, unless otherwise expressly provided.

17.Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

18.Dispute Resolution.  Except for the rights to seek specific performance provided in Section 6, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to the Executive’s employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place in Connecticut (or such other U.S. state as may be mutually agreed to by both the Company and the Executive).  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  All costs and expenses of arbitration (other than fees and disbursements of counsel) shall be borne by the Company.  Fees and disbursements of counsel shall be borne by the respective party incurring such costs and expenses.

19.Entire Agreement; Advice of Counsel.  This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof; provided that the terms set forth herein with respect to RSUs, PSUs and/or other long term incentive awards shall apply with respect to any such grants made after the date hereof unless otherwise expressly agreed by the Executive in writing (it being understood that the foregoing shall not be deemed to modify the provisions set forth herein that only apply during the first three years of the Term).  The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive was advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A on the payments and benefits payable or to be paid to the Executive hereunder.

20.Counterparts.  This Agreement may be executed (including by e-mail with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21.Withholding.  The Company shall withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, and all payments under this Agreement shall be in amounts net of any such deductions or withholdings; provided that clause (3) of Section 3(d)(ii) shall apply with respect to any RSUs, PSUs or similar awards granted to the Executive by the Company.

22.Code Sections 409A and 280G.

(a)  Section 409A.

(i)  General.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

(ii)  Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(a)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) Reimbursements and In-Kind Benefits.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)  Installment Payments.  For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)  No Offset.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(b)  Section 280G.

(i)  If any payment or benefit the Executive will or may receive from the Company or any of its Affiliates under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(ii)  Notwithstanding any provision of Section 22(b)(i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, and any state law of similar effect that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A as follows: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(iii)  The Company shall appoint a nationally recognized accounting firm, law firm or consultancy to make the determinations required by this Section 22(b) and shall, to the extent consistent with Section 280G of the Code, all reductions to the value of payments that might otherwise qualify as a “parachute payments” under such Section (including the value of noncompetition restrictions and reasonable compensation for pre- and post-change in control services).  The Company shall bear all expenses with respect to the determinations by such accounting firm, law firm or consultancy required to be made hereunder.

23.Definitions.

“Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“After-Tax Value” means the aggregate amount of the Sign-on Bonus net of all taxes (including, without limitation, U.S. and non-U.S. taxes) the Executive is required to pay in respect thereof and determined taking into account any tax benefit that are available to the Executive in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding; except that if the Executive disagrees with the Company’s determination, then the Company shall utilize a nationally-recognized accounting firm to review such determination at the Company’s sole expense.

 “Cause” means (a) the Executive’s willful and continued failure (other than as a result of physical or mental illness or injury) to perform the Executive’s material duties to the Company Group (it being understood that actions taken by Executive in good faith and in furtherance of the best interests of the Company will not be deemed to be willful for this purpose), which  continues beyond 10 business days after a written demand for substantial performance is delivered to the Executive by the Board (which demand shall identify and describe such failure with sufficient specificity to allow the Executive to respond); (b) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, which is not cured within 10 business days after written notice of the conduct is delivered to the Executive by the Company (which notice shall identify and describe such conduct with sufficient specificity to allow the Executive to respond); (c) conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United Kingdom, United States or any state thereof, or a misdemeanor involving moral turpitude; (d) a material violation of the Company’s code of conduct (which shall have been provided to the Executive), subject to reasonable notice and opportunity (and, in any event, at least 10 business days from when written notice of the violation is delivered to the Executive by the Company (which notice shall identify and describe such violation with sufficient specificity to allow the Executive to respond)) to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board); or (e) the Executive’s material breach of this Agreement or any other material agreement with the Company, which is not cured within 10 business days after written notice of the breach is delivered to the Executive by the Company (which notice shall identify and describe such breach with sufficient specificity to allow the Executive to respond).

“Change in Control” shall have the meaning set forth in the Company’s 2017 Equity Incentive Plan; provided that neither the Company’s emergence from chapter 11 bankruptcy nor the consummation of any transactions related thereto shall be deemed to be a Change in Control.  Upon adoption of the MIP, this Agreement shall be amended to conform the definition of Change in Control set forth herein with the definition included in the MIP.

“Company Group” means the Company and each of its Subsidiaries.

“Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the primary business of the Company Group in the United States of America.

“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company Group.  Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to the Executive’s commencement of service with the Company, shall not be considered Confidential Information.

“Disability” means becoming eligible for long-term disability payments under the Company’s Long-Term Disability program.

“Good Reason” means, following the Start Date, and unless otherwise consented to in writing by the Executive, (a) a material diminution in the Executive’s Base Salary or target Annual Bonus opportunity (other than an across-the-board reduction of not more than 10% that impacts all similarly situated senior executives of the Company equally); (b) any material diminution in the Executive’s position, authority or responsibilities set forth herein or on Exhibit A; (c) the Board’s failure to make the Initial Equity Grant within 120 days following the date of the Company’s emergence from chapter 11 bankruptcy; (d) the Company’s material breach of this Agreement or any other material agreement with the Executive (including any requirement that the Executive report to any person or group of persons other than the Board at any time or the Executive Chairman); (e) on or following a Change in Control, the Executive’s ceasing to be a chief executive officer who reports directly to the board of directors of a public company; or (f) upon a Change in Control, a successor to the Company failing to expressly assume this Agreement.    Notwithstanding the foregoing, a resignation will only qualify as being for “Good Reason” if, within 60 days following the initial existence of a condition listed above (or, if later, the time at which the Executive knew or reasonably should have known of its existence), the Executive provides notice to the Company of the existence of a supposedly qualifying condition and the related circumstances that cause it to qualify, and within 30 days after such notice, the Company does not remedy the condition and, within 60 days following the Company’s failure to remedy the condition, the Executive actually resigns from employment with the Company.

“Restricted Period” means the period commencing on the Start Date and ending 12 months following the termination of the Executive’s employment with the Company.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

FRONTIER COMMUNICATIONS CORPORATION

By:_/s/ Mark D. Nielsen________________

Name:Mark D. Nielsen

Title:   Executive Vice President and Chief Legal Officer

Date:  December 7, 2020

EXECUTIVE

By:_/s/  Nick Jeffery_____________

Name: Nick Jeffery

Date:   December 7,  2020

[Signature Page to Employment Agreement]

EXHIBIT A

Chief Executive Officer Duties and Responsibilities

Duties/Responsibilities

o

Execute the company’s strategic plan as developed alongside the Executive Chairman, to include evaluation of primary investments in the core business, participation and implementation of government subsidy programs (e.g. RDOF), evaluation of M&A, and other strategic alternatives

o

Lead the development of the company’s annual operating budget, present to board for approval, and oversee its implementation. Tightly link capital spending to the company’s strategic and operating plans, prioritize investments, oversee execution

o	Create and nurture a strong, healthy and winning culture for the business – turn into a competitive advantage

o

Build a great team. Recruit and retain key talent, develop new and existing staff to realize full potential. Actively promote an organization-wide commitment to diversity and inclusion in the company’s hiring practices and the development of the team

o

Build a strong and compelling brand. Establish clear points of differentiation, communicate clearly to the marketplace, ensure consistent execution across all points of engagement with customers, partners, stakeholders

o

In coordination with the Executive Chairman and Chief Financial Officer, take an active role communicating with shareholders, financial institutions, and other key stakeholders. Guide engagement with capital markets / financing transactions

o	Where applicable, serve as key point of contact with regulatory, government and labor union officials

o	Extend the Company’s impact by developing and nurturing key client and partner relationships

o	Provide clear operational insight to the board; ensure regular and constructive engagement on governance matters/ key strategic operational initiatives and risks

A-1

EXHIBIT B

Form of Release of Claims

EXHIBIT C

Form of Indemnification Agreement